Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Form 8-K/A of First Community Bankshares, Inc. of our report dated March 28, 2019, with respect to our audit of the consolidated financial statements of Highlands Bankshares, Inc. and subsidiary as of December 31, 2018 and 2017 and the related consolidated statements of income, comprehensive income, changes in stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2018.

/s/ Brown, Edwards & Company, L.L.P.

Blacksburg, Virginia

March 13, 2020